PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
July 23, 2019	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Earnings for the Second Quarter of 2019

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, July 23, 2019) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK), a bank holding company serving 24 communities across Kansas, reported net earnings of $2.6 million ($0.59 per diluted share) for the quarter ended June 30, 2019, compared to $2.8 million ($0.65 per diluted share) for the second quarter of 2018. For the six months ended June 30, 2019, Landmark reported net earnings of $4.8 million ($1.09 per diluted share), compared to $4.9 million ($1.14 per diluted share) in the first half of 2018. Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Wednesday, July 24, 2019. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through August 24, 2019, by dialing (877) 344-7529 and using conference number 10133458.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid August 21, 2019, to common stockholders of record as of the close of business on August 7, 2019.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented: “Landmark’s net earnings of $4.8 million in the first half of 2019 reflect strong core earnings and the continued growth of our community banking relationships across Kansas. Net earnings decreased 3.3% compared to the first six months of 2018, with the comparison affected by the recovery of $525,000 during the second quarter of 2018 from a deposit-related loss incurred in 2017. We delivered steady loan growth throughout 2018 and during the first six months of 2019, driving a 9.3% increase in net interest income during the first half of 2019, partially offset by higher non-interest expense and lower non-interest income. During the first six months of 2019, return on average assets was 0.98% compared to 1.06% in the same period of 2018. Return on average equity was 10.08% in the first half of 2019 compared to 11.69% in the same period of 2018. We are pleased to achieve another strong core performance year-to-date, as Landmark’s total assets reached $1 billion for the first time. We believe Landmark’s risk management practices and capital strength continue to position us well for long-term growth. Landmark’s commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

Second Quarter Financial Highlights

Net interest income was $7.5 million for the quarter ended June 30, 2019, an increase of $645,000, or 9.4%, from the second quarter of 2018. The increase was primarily a result of a 5.4% increase in average interest-earning assets, from $855.4 million in the second quarter of 2018 to $901.2 million in the second quarter of 2019. The increase in average interest-earning assets was driven by an increase of $59.8 million, or 13.2%, in average loan balances in the second quarter of 2019 compared to the same period of 2018. The growth in loans as a proportion of the asset mix also contributed to an increase in net interest margin, on a tax-equivalent basis, from 3.33% in the second quarter of 2018 to 3.43% in the same period of 2019. Landmark recorded a provision for loan losses of $400,000 during the second quarter of 2019 compared to $250,000 during the same period of 2018.

Total non-interest income was $4.0 million in the second quarter of 2019, a decrease of $265,000, or 6.2%, from the same period in 2018, primarily as a result of a decrease of $514,000 in other non-interest income. Results for the second quarter of 2018 included $525,000 of recoveries on a deposit-related loss that occurred in the third quarter of 2017, which was included in other non-interest income. The second quarter of 2019 included losses on sales of investment securities totaling $146,000, compared to no losses in the second quarter of 2018. Partially offsetting those declines were an increase of $274,000 in gains on sales of loans, driven by higher volumes of one-to-four family residential real estate loans originated, and an increase of $123,000 in fees and service charges, due primarily to an increase in overdraft fees.

Non-interest expense totaled $8.0 million for the second quarter of 2019, an increase of $399,000, or 5.3%, from the second quarter of 2018. The increase in non-interest expense was primarily due to an increase of $285,000 in compensation and benefits as a result of the addition of bank employees and increased compensation costs. Landmark recorded income tax expense of $506,000 in the second quarter of 2019 compared to $428,000 in the same period of 2018. The effective tax rate increased from 13.1% in the second quarter of 2018 to 16.3% in the second quarter of 2019 primarily as a result of the recognition of $72,000 of excess tax benefits from the exercise of stock options during the second quarter of 2018.

First Half Financial Highlights

Net interest income was $14.7 million for the six months ended June 30, 2019, an increase of $1.2 million, or 9.3%, from the first half of 2018. The increase was primarily a result of a 5.6% increase in average interest-earning assets, from $844.9 million in the first six months of 2018 to $892.2 million in the first half of 2019. The increase in average interest-earning assets was driven by an increase of $56.7 million, or 12.7%, in average loan balances in the first six months of 2019 compared to the same period of 2018. The growth in loans within the asset mix also contributed to an increase in net interest margin, on a tax-equivalent basis, from 3.33% in the first six months of 2018 to 3.42% in the same period of 2019. Landmark recorded a provision for loan losses of $600,000 during the first six months of 2019, compared to $450,000 during the same period of 2018.

Total non-interest income was $7.2 million in the first half of 2019, a decrease of $410,000, or 5.4%, from the first half of 2018, including a decline of $516,000 in other non-interest income, primarily due to the prior-year period’s $525,000 in recoveries on the deposit-related loss. The first half of 2019 included losses on sales of investment securities totaling $146,000 compared to gains on sales of investments totaling $35,000 in the first six months of 2018. Partially offsetting those declines were increases of $233,000 in gains on sales of loans and $56,000 in fees and service charges.

Non-interest expense totaled $15.7 million for the first six months of 2019, an increase of $687,000, or 4.6%, from $15.0 million for the same period of 2018. The increase in non-interest expense was primarily due to an increase of $639,000 in compensation and benefits as a result of the addition of bank employees and increased compensation costs. Partially offsetting that increase was a decline of $105,000 in other non-interest expense which was impacted by the accrual of loss reserves at Landmark’s captive insurance subsidiary in during the first half of 2018. Landmark recorded income tax expense of $847,000 in the first six months of 2019 compared to $684,000 in the same period of 2018. The effective tax rate increased from 12.2% in the six months of 2018 to 15.0% in the first half of 2019 primarily as a result of the recognition of $136,000 of excess tax benefits from the exercise of stock options during the first six months of 2018.

Balance Sheet Highlights

Total assets increased $16.1 million, or 1.6%, to $1.0 billion at June 30, 2019, from $985.8 million at December 31, 2018. Net loans increased $20.8 million, or 4.3%, to $510.2 million at June 30, 2019, compared to $489.4 million at year-end 2018. Investment securities decreased $7.3 million, or 1.9%, to $385.8 million at June 30, 2019, from $393.1 million at December 31, 2018. Deposits increased $5.9 million, or 0.7%, to $829.5 million at June 30, 2019, compared to $823.6 million at December 31, 2018. Federal Home Loan Bank and other borrowings increased $1.4 million, or 2.5%, to $58.3 million at June 30, 2019, compared to $56.9 million at December 31, 2018. Stockholders’ equity increased to $102.9 million (book value of $23.53 per share) at June 30, 2019, from $91.9 million (book value of $21.02 per share) at December 31, 2018, primarily as a result of net earnings and an increase in the fair value of our available-for-sale investment securities. The ratio of equity to total assets increased to 10.27% at June 30, 2019, from 9.32% at December 31, 2018.

The allowance for loan losses totaled $6.3 million, or 1.21% of gross loans outstanding, at June 30, 2019, compared to $5.8 million, or 1.16% of gross loans outstanding, at December 31, 2018. Non-performing loans increased to $8.0 million, or 1.55% of gross loans, at June 30, 2019, from $5.2 million, or 1.06% of gross loans, at December 31, 2018. The increase in non-performing loans was primarily related to one loan relationship consisting of $2.3 million of one-to-four family residential, construction and land, commercial real estate and commercial loans. Landmark recorded net loan charge-offs of $99,000 during the first six months of 2019 compared to $74,000 during the same period of 2018.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, insurance, monetary, trade and tax matters; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; (xvii) declines in real estate values; and (xviii) the effects of fraud on the part of our employees, customers, vendors or counterparties. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	June 30,	December 31,
	2019	2018
ASSETS:
Cash and cash equivalents	$14,299	$19,114
Investment securities	385,824	393,121
Loans, net	510,205	489,373
Loans held for sale	13,164	4,743
Premises and equipment, net	21,314	21,127
Bank owned life insurance	24,661	24,342
Goodwill	17,532	17,532
Other intangible assets, net	2,858	3,091
Other assets	12,032	13,341
TOTAL ASSETS	$1,001,889	$985,784

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$829,532	$823,648
Federal Home Loan Bank and other borrowings	58,334	56,897
Other liabilities	11,144	13,338
Total liabilities	899,010	893,883
Stockholders’ equity	102,879	91,901
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,001,889	$985,784

LOANS (unaudited):

One-to-four family residential real estate	$135,705	$136,895
Construction and land	20,050	20,083
Commercial real estate	139,907	138,967
Commercial	94,379	74,289
Agriculture	99,393	96,632
Municipal	2,787	2,953
Consumer	24,141	25,428
Net deferred loan costs and loans in process	109	(109)
Allowance for loan losses	(6,266)	(5,765)
Loans, net	$510,205	$489,373

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$7,806	$5,236
Accruing loans over 90 days past due	209	-
Non-performing investment securities	-	-
Real estate owned	91	35
Total non-performing assets	$8,106	$5,271

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.68%	0.34%
Total non-performing loans to gross loans outstanding	1.55%	1.06%
Total non-performing assets to total assets	0.81%	0.53%
Allowance for loan losses to gross loans outstanding	1.21%	1.16%
Allowance for loan losses to total non-performing loans	78.18%	110.10%
Equity to total assets	10.27%	9.32%
Book value per share	$23.53	$21.02

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Interest income:
Loans	$6,879	$5,744	$13,340	$11,123
Investment securities and other	2,414	2,339	4,837	4,561
Total interest income	9,293	8,083	18,177	15,684

Interest expense:
Deposits	1,380	631	2,711	1,172
Borrowed funds	432	616	789	1,082
Total interest expense	1,812	1,247	3,500	2,254

Net interest income	7,481	6,836	14,677	13,430
Provision for loan losses	400	250	600	450
Net interest income after provision for loan losses	7,081	6,586	14,077	12,980

Non-interest income:
Fees and service charges	1,931	1,808	3,620	3,564
Gains on sales of loans, net	1,742	1,468	2,862	2,629
Bank owned life insurance	160	162	319	321
(Losses) gains on sales of investment securities, net	(146)	-	(146)	35
Other	301	815	589	1,105
Total non-interest income	3,988	4,253	7,244	7,654

Non-interest expense:
Compensation and benefits	4,251	3,966	8,394	7,755
Occupancy and equipment	1,100	1,072	2,162	2,150
Data processing	414	376	828	741
Amortization of intangibles	291	283	555	560
Professional fees	443	430	839	818
Advertising	169	165	335	332
Federal deposit insurance premiums	69	72	137	144
Foreclosure and real estate owned expense	26	12	67	25
Other	1,202	1,190	2,376	2,481
Total non-interest expense	7,965	7,566	15,693	15,006

Earnings before income taxes	3,104	3,273	5,628	5,628
Income tax expense	506	428	847	684
Net earnings	$2,598	$2,845	$4,781	$4,944

Net earnings per share (1)
Basic	$0.59	$0.65	$1.09	$1.14
Diluted	0.59	0.65	1.09	1.14

Shares outstanding at end of period (1)	4,372,116	4,355,343	4,372,116	4,355,343

Weighted average common shares outstanding - basic (1)	4,372,116	4,348,989	4,372,116	4,331,194
Weighted average common shares outstanding - diluted (1)	4,386,844	4,368,616	4,386,412	4,350,666

OTHER DATA (unaudited):

Return on average assets (2)	1.05%	1.20%	0.98%	1.06%
Return on average equity (2)	10.61%	13.49%	10.08%	11.69%
Net interest margin (2)(3)	3.43%	3.33%	3.42%	3.33%

(1)	Share and per share values at or for the periods ended June 30, 2018 have been adjusted to give effect to the 5% stock dividend paid during December 2018.
(2)	Information for the three and six months ended June 30 is annualized.
(3)	Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.